Exhibit 99.1

May 3, 2012

Telular Corporation Reports Second Quarter 2012 Results

-	Event Monitoring M2M Revenue Increases 17% Over Prior Year Period
-	SkyBitz Acquisition Closes; Reiterate Guidance of $16.0 - $17.0 Million of Adjusted EBITDA for FY 2012
-	Company Delivers Adjusted EBITDA of $3.9 Million
-	Company Declares Regular Quarterly Dividend of $0.11 Per Share

CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS), a global leader in helping businesses use wireless networks for remote monitoring and tracking, today announced financial results for the second fiscal quarter of 2012 ended March 31, 2012.  In the second quarter of 2012, Telular reported revenue of $19.8 million, including $11.4 million from recurring services, and pre-tax income of $1.9 million.

Second quarter 2012 Adjusted EBITDA, a non-GAAP financial measure, was $3.9 million.  For further information, see the reconciliation of these measures to net income in accordance with GAAP, on the last page of this press release.

Total revenue from the Telguard and TankLink lines of business, representing all of the M2M revenue within the Event Monitoring Segment, increased 17% over the prior year period to $13.5 million.

Total Telguard revenue was up 16% year-over-year to $11.6 million.  During the quarter, Telular sold approximately 30,900 Telguard units and activated over 30,200 new Telguard subscribers. The total number of Telguard subscribers increased sequentially to 589,100 while average revenue per unit, or ARPU, increased sequentially to $4.32 for the quarter.

Total TankLink revenue increased 21% over the prior year period to $1.8 million, including service revenue of $965,000.

In the Asset Tracking segment, the Company recognized two months of revenue from the SkyBitz acquisition (closed February 1, 2012).  SkyBitz revenue was $5.9 million, including product revenue of $3.0 million and recurring service revenue of $2.9 million.

Adjusted EBITDA for Event Monitoring and Asset Tracking was $4.4 million and $0.5 million respectively, excluding corporate expenses of $1.0 million.

For both segments combined, Telular ended the period with over 798,000 billable units realizing an ARPU of $5.46.  The average selling price, or ASP, for the 40,500 monitoring and tracking hardware units sold during the period was $186.

“We are pleased with our second quarter financial results, delivering solid year-over-year revenue growth in our Telguard and TankLink businesses while successfully assimilating the acquisition of SkyBitz into the Telular family,” commented Joe Beatty, president and chief executive officer of Telular Corporation.  “We are excited about our accelerated growth as we continue to build upon our stream of high-margin, recurring service revenue and deliver strong profitability,” concluded Mr. Beatty.

“Our second quarter results were in-line with our expectations as we continue to report strong financial results and have solid visibility into our business,” added Jonathan Charak, chief financial officer of Telular Corporation.  “This quarter, we successfully closed on the acquisition of SkyBitz, and the subsequent positive contributions from this new line of business fully support our initial assessment of this transaction as accretive.  Looking at the remainder of the year, we are reiterating our guidance for fiscal year 2012 Adjusted EBITDA of $16.0- $17.0 million, as well as our expectation to sell 25,000 to 35,000 Telguard units each quarter.  We are optimistic about our long-term growth and profitability as we continue to grow our service revenue and scale the business.”

Telular declared a quarterly dividend of $0.11 per share on its common stock, payable May 22, 2012, to shareholders of record as of the close of business on May 15, 2012.  During the second quarter, the Company paid shareholders a dividend totaling $1.8 million and ended the quarter with $10.1 million of cash on the balance sheet.

The Company today also announced that its Board of Directors has appointed General John W. Handy to serve as an Independent Director effective May 1, 2012 until the next election.  Among many accomplishments in his distinguished military career, General Handy was the Commander of the United States Transportation Command (USTRANSCOM) and Air Mobility Command. USTRANSCOM is the single largest logistics provider for air, land and sea transportation for the Department of Defense.

“We are excited about the Board’s appointment of General Handy to serve as an Independent Director,” said Mr. Beatty.  “His deep experience in logistics within the military and his overall leadership skills as a Four Star General will be invaluable to the future growth of our business.  On behalf of our other Directors, I welcome General Handy and look forward to working with him.”

Investor Conference Call

Telular’s quarterly conference call will be held today at 4:30 p.m. ET. To participate on the teleconference from the United States and Canada dial 800-762-8779 (International dial 480-629-9818). A replay of the call will be available from May 3, 2012 beginning at 6:30 p.m. ET (5:30 p.m. CT) through May 5, 2012 ending at 11:59 p.m. ET (10:59 p.m. CT) by dialing 800-406-7325 in the United States and entering pass code 4532325# or internationally at 303-590-3030 and entering pass code 4532325#. The replay will also be available via webcast from the Company's corporate website at: www.telular.com under "Investor" and the link "Conference Calls."

About Telular Corporation

Telular Corporation (NASDAQ: WRLS) provides remote monitoring and asset tracking solutions for business and residential customers, enabling security systems and industrial applications to exchange actionable information wirelessly, typically through cellular and satellite technology. With over 25 years of experience in the wireless industry, Telular Corporation has developed solutions to deliver remote access for voice and data without significant network investment. Headquartered in Chicago, Telular Corporation has additional offices in Atlanta, Washington, D.C., and Miami. For more information, please visit www.telular.com.

Investor Contact:
The Blueshirt Group
Brinlea Johnson
brinlea@blueshirtgroup.com
(212) 331-8424

Media Contact:
Pam Benke
Telular Corporation
pbenke@telular.com
(678) 909-4616

Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements.  Statements regarding expectations, including performance assumptions, estimates relating to future cash flows, levels of demand for our products, dividend amounts and capital requirements, as well as other statements that are not historical facts, are forward-looking statements. For example, the statement, “we are reiterating our guidance for fiscal year 2012 Adjusted EBITDA of $16.0- $17.0 million, as well as our expectation to sell 25,000 to 35,000 Telguard units each quarter” is a forward-looking statement. These statements reflect management’s judgments based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer growth and retention, pricing, operating costs and the economic environment.  It is important to note that the Company’s actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-Q for the fiscal quarter ended December 31, 2011. Copies of these filings may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)

BALANCE SHEETS

	March 31,	September 30,
	2012	2011
	(Unaudited)
ASSETS
Cash and cash equivalents	$10,147	$12,642
Trade receivables, net	10,466	5,859
Inventories, net	4,658	3,005
Deferred taxes	2,415	672
Prepaid expenses and other current assets	1,851	465
Total current assets	29,537	22,643

Property and equipment, net	3,444	2,282
Long term deferred taxes	43,091	32,268
Other assets	46,155	11,040
Total assets	$122,227	$68,233

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$15,287	$7,128
Long-term liabilities	36,646	678
Total stockholders' equity	70,294	60,427
Total liabilities and stockholders' equity	$122,227	$68,233

Outstanding shares	16,531,389	15,135,330

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)
Net cash provided by (used in):
Operating activities	$4,803	$7,912
Investing activities	(43,353)	(8,510)
Financing activities	36,055	(17,638)
Net decrease in cash and cash equivalents	$(2,495)	$(18,236)

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
Revenues
M2M hardware sales	$7,986	$3,729	$13,017	$7,361
M2M service revenue	11,418	7,784	19,704	15,104
Subtotal M2M	19,404	11,513	32,721	22,465
Other product sales	390	979	778	2,117
Total revenue	19,794	12,492	33,499	24,582

Cost of Sales
M2M hardware cost of sales	5,879	2,515	9,112	5,107
M2M service cost of sales	3,155	3,037	5,465	5,873
Subtotal M2M	9,034	5,552	14,577	10,980
Other product cost of sales	334	940	982	2,013
Total cost of sales	9,368	6,492	15,559	12,993

Gross margin	10,426	6,000	17,940	11,589

Operating Expenses
Engineering and development expenses	2,030	1,042	3,317	2,236
Selling and marketing expenses	2,699	1,683	4,484	3,481
General and administrative expenses	3,644	1,819	5,518	3,905
Total operating expenses	8,373	4,544	13,319	9,622

Income from operations	2,053	1,456	4,621	1,967
Other income (expense), net	(154)	10	(154)	131
Net income before income taxes	1,899	1,466	4,467	2,098
Provision for income taxes	727	1,355	1,671	1,597
Net income	$1,172	$111	$2,796	$501

Income per common share:
Basic	$0.07	$0.01	$0.18	$0.03
Diluted	$0.07	$0.01	$0.17	$0.03

Weighted average number of common shares outstanding:
Basic	16,044,418	15,030,397	15,600,956	14,976,290
Diluted	17,088,771	15,994,650	16,603,771	15,818,086

Reconciliation of Non-GAAP Measures

We use adjusted EBITDA as an additional measure of our operating performance.  This measure is not recognized under generally accepted accounting principles.  The reconciliation below demonstrates how we calculate this measure from our financial statements.

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Net income	$1,172	$111	$2,796	$501
Non-cash compensation	366	327	739	1,012
Depreciation and amortization	1,513	487	2,009	794
Net interest expense (income)	155	(10)	153	(131)
Income tax provision	727	1,355	1,671	1,597
Adjusted EBITDA	$3,933	$2,270	$7,368	$3,773

Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of performance reported in accordance with accounting principles generally accepted in the United States.  While we believe that Adjusted EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of Telular Corporation.  Such evaluation needs to consider all of the complexities associated with our business, including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment.  Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance.